Exhibit 99.1

RH ANNOUNCES THE PROMOTION OF SANDY PILON TO CHIEF CUSTOMER EXPERIENCE & VALUES OFFICER

JULY 23, 2026

CORTE MADERA, Calif.--(BUSINESS WIRE)--RH (NYSE:RH) announced today the promotion of Sandy Pilon to Chief Customer Experience & Values Officer.

In her new role, Sandy will lead the Company’s Gallery, Hospitality, Interior Design, Trade, Contract, Delight, People and Optimization teams across every touchpoint of the RH Brand globally.

Sandy has been a member of Team RH for 18 years and has held key leadership positions across the organization, including Field Leader of our Northern and Southern California Galleries, Senior Vice President of Delight and Customer Service Operations, and most recently served as the Company’s Chief People Officer.

Gary Friedman, RH Chairman and Chief Executive Officer, commented, “Over the past 18 years Sandy has been an important partner and leader of RH’s transformation into the leading luxury home brand in the world. Her exceptional leadership and passionate advocacy of our Values and Beliefs give me great confidence in Sandy’s ability to build and lead a team capable of building one of the most admired brands in the world.”

Sandy said, “I am deeply grateful for the trust Gary and our Leadership Team have placed in me. Having spent the last 18 years growing alongside this extraordinary organization, it is an incredible honor to step into this role. I believe the greatest luxury we can offer is an exceptional experience—one that reflects our values in every interaction, inspires our people to do their life's best work, and creates lasting relationships with teams and customers around the world. I couldn't be more excited for what we will build.”

About RH

RH (NYSE: RH) is a global curator of design, taste and style in the luxury lifestyle market. Operating across the United States, Canada, the United Kingdom and Europe, the Company offers collections through its retail galleries, sourcebooks and online at RH.com, with integrated hospitality experiences in galleries throughout the United States and internationally.

Forward Looking Statements

Some of the statements in this press release are forward-looking and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Such forward-looking statements include statements relating to expectations regarding the benefits from the appointment or promotion of RH’s leadership team members. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

PRESS

truthgroup@RH.com

INVESTOR RELATIONS

Allison Malkin, 203.682.8225, allison.malkin@icrinc.com